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Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Media Contact: Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com

OVERSTOCK.COM ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

  •
  Gross bookings increased 79% to $93.4 million

  •
  GAAP total revenue increased 181% to $82.1 million

  •
  GAAP gross profit increased 83% to $8.5 million

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  Net loss down 44% to $2.2 million or 14 cent loss per share

        SALT LAKE CITY—Overstock.com® (Nasdaq: OSTK), an online discount retailer, reported first quarter revenue of $82.1 million based on generally accepted accounting principles (GAAP), up from $29.2 million for the first quarter of 2003.* Gross bookings (a non-GAAP figure previously referred to as "GMS") increased 79% to $93.4 million compared to $52.3 million for the same period last year. General and administrative expenses increased 38% and sales and marketing expenses increased 14% from the same period last year. The company reported a net loss for the quarter of $2.2 million or a 14 cent loss per share, versus a loss of $3.9 million or a 26 cent loss per share a year ago.

        "Achieving high rates of growth without seeing proportionate increases in marketing and operating expenses remains our goal," said Patrick M. Byrne, president of Overstock.com. "In Q1 my colleagues delivered against this goal exceptionally well. This resulted from improved analytics applied to sourcing and marketing, better expense control, and the growing awareness among consumers of the unbeatable values we offer."

        He added, "Please know that I believe that the 79% growth in gross bookings, and the 83% growth in gross profit, are better indicators of our growth than is our 181% growth in GAAP revenue: as followers of our company understand, I believe that the 181% GAAP revenue growth figure makes too much of our actual growth, as it is partially an artifact of changes in accounting treatments that occurred last summer when we changed our returns policies."

        See the accompanying Letter to Shareholders for more details about the company's business operations and first quarter results.

Key financial and operating metrics

        GAAP total revenue—Overstock.com reported first quarter GAAP total revenue of $82.1 million, a 181% increase compared to $29.2 million in 2003.*

        GAAP gross profit and gross margins—Overstock.com reported first quarter GAAP gross profit of $8.5 million, an 83% increase over the $4.6 million recorded for the same period a year ago. Overstock.com reported first quarter GAAP gross margins of 10.3%, up from 9.6% in Q4 2003.

        GAAP net loss—Overstock.com reported a GAAP net loss of $2.2 million, or a 14 cent loss per share, compared to a net loss of $3.9 million, or a 26 cent loss per share, a year earlier.

        Overstock.com had cash and marketable securities of $20.3 million and working capital of $44.6 million on March 31, 2004.

        Gross bookings—Overstock.com reported gross bookings of $93.4 million for the first quarter 2004, a 79% increase over the $52.3 million in gross bookings reported for the first quarter 2003.

        Gross bookings represent the gross selling price of all transactions, including those for which the company records only a commission under generally accepted accounting principles, and therefore differs from GAAP revenue. Management believes that gross bookings provides useful information to investors because it represents the total price of the merchandise sold via the Overstock.com Web site or other sales channels, regardless of the amount of GAAP revenue recorded by Overstock.com on those transactions, which varies, depending on, among other things, the returns policies applicable to the merchandise sold via the Web site. Management uses the measure of gross bookings as an operating metric for internal planning purposes, including measuring the company's growth, measuring marketing expenditures' effectiveness, and capacity planning for information technology, customer service and logistics.

About Overstock.com

        Overstock.com, Inc. is an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

# # #

        *Due to a change in Overstock.com customer return policies and procedures that was implemented at the beginning of the third quarter 2003, GAAP revenue increased significantly and gross margins decreased significantly in that and subsequent reporting periods compared to previous reporting periods. Therefore, gross bookings comparisons year-over-year may be more informative than GAAP revenue comparisons for the affected periods, especially on the measure of growth. We also believe gross profit dollar comparisons year-over-year may be more informative than gross margin comparisons.

        Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.

        This press release and the accompanying president's letter contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding company goals, growth rates, customer awareness, and marketing and operating expenses. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, our limited operating history, our ability to manage growth, a general downturn in economic conditions, and such other risks as identified in our Form 10- K for the year ended December 31, 2003, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended
	Mar. 31, 2003	Jun. 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004
Revenue
Direct	$25,198	$25,402	$29,284	$58,250	$38,580
Fulfillment partner	3,966	3,431	28,504	64,910	43,498

Total revenue	29,164	28,833	57,788	123,160	82,078
Cost of goods sold
Direct	23,484	23,014	26,674	51,130	34,816
Fulfillment partner	1,055	1,016	26,863	60,256	38,793

Total cost of goods sold	24,539	24,030	53,537	111,386	73,609

Gross profit	4,625	4,803	4,251	11,774	8,469

Operating expenses:
Sales and marketing expenses	3,848	2,572	3,855	9,898	4,377
General and administrative expenses	4,545	3,367	4,059	4,940	6,251
Amortization of stock-based compensation	328	112	171	145	135

Total operating expenses	8,721	6,051	8,085	14,983	10,763

Operating income (loss)	(4,096)	(1,248)	(3,834)	(3,209)	(2,294)
Interest income	152	142	98	69	98
Interest expense	(7)	(55)	(8)	(6)	(16)
Other income (expense), net	10	25	79	1	2

Net income (loss)	(3,941)	(1,136)	(3,665)	(3,145)	(2,210)
Deemed dividend related to redeemable common stock	(77)	(78)	(58)	(49)	(48)

Net income (loss) attributable to common shares	$(4,018)	$(1,214)	$(3,723)	$(3,194)	$(2,258)

Net income (loss) per share
basic	$(0.26)	$(0.07)	$(0.23)	$(0.19)	$(0.14)
diluted	$(0.26)	$(0.07)	$(0.23)	$(0.19)	$(0.14)
Weighted average common shares outstanding
basic	15,486	16,384	16,419	16,473	16,646
diluted	15,486	16,384	16,419	16,473	16,646
Other data:
Gross bookings	$52,270	$51,315	$61,018	$130,155	$93,412
Net cash provided by (used in) operations	$(14,376)	$(9,592)	$(8,326)	$21,882	$(21,787)
Average customer acquisition cost	$14.06	$8.69	$10.97	$13.19	$10.24

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31, 2003	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$28,846	$7,438
Marketable securities	11,500	12,886
Accounts receivable, net	10,183	11,199
Inventories, net	29,926	32,556
Prepaid expenses and other assets	4,583	4,673

Total current assets	85,038	68,752
Property and equipment, net	9,483	9,127
Goodwill	2,784	2,784
Other long-term assets	427	1,813

Total assets	$97,732	$82,476

Liabilities, Redeemable Securities and Stockholders' Equity
Liabilities:
Accounts payable	$30,363	$14,585
Accrued liabilities	9,316	9,468
Capital lease obligations	161	141

Total liabilities	39,840	24,194
Redeemable common stock	2,978	3,026
Stockholders' equity	54,914	55,256

Total liabilities, redeemable securities and stockholders' equity	$97,732	$82,476

First Quarter 2004 Letter to Shareholders

Dear Owners:

        Your firm's Q1 results were strong. Our net loss has shrunk to $2.2 million (versus $3.9 million in Q1 2003). This was a result of good sales growth and good expense control.

  INCOME STATEMENT—Disciplined Growth

        Our GAAP revenue increased 181%, but this was partially a result of a change in business practice that resulted in a change in revenue recognition last summer. In my view, more meaningful measures of our growth are found in our 79% growth in gross bookings (formerly referred to as GMS), and our 83% growth in gross profit dollars. The growth in gross bookings is especially noteworthy, I think, given that it came in the face of the substantial loss of revenues from our Safeway program, which had represented 12% of last year's Q1 gross bookings, and less than 2% of this year's gross bookings (in other words, our B2C business is growing faster than 79%).

        Yet our expenses are not growing at anything like these rates. Our sales and marketing expenses grew 14% (from $3.8 million to $4.4 million); however, as a percentage of gross bookings, sales and marketing expenses decreased from 7.4% in Q1 2003 to 4.7% in Q1 2004. G&A also increased 38% (from $4.5 million to $6.3 million), but as a percentage of gross bookings, G&A decreased from 8.7% to 6.7%. Note that our increase in G&A includes development costs of a number of future projects (all of which we expense rather than capitalize).

        Our buying benefits from the name we have developed in the liquidation industry: we often get the first call. Our buying is getting increasingly analytical, as is our marketing spending. It gladdens me, however, to know that there is still room for improvement in both areas (and still room for great improvement in areas of marketing analytics not related to expenditures).

        Lastly, improvements to logistics expenses contributed to the strong quarter. Our program to tighten up our COGS (cost of goods sold) bore fruit, allowing gross margins (10.3%) to increase versus Q4 (9.6%), and gross profit dollars to increase 83% to $8.5 million (versus $4.6 million in Q1 2003). Note that such expense improvements may not tell the entire story. This is because changes in expense structures rarely happen on the first day of the quarter: even if the changes are significant changes, the later in the quarter they occur, the more negligible is the effect they have on that quarter's results. In addition, efforts to manage expenses often involve dislocation expenses that wipe out immediate savings: for example, releasing excess staff (as we do periodically) saves money over time, but there are immediate termination expenses that outweigh those savings in the short term. Also, any time one experiences extraordinary growth it is easy to blow expense management (as I have demonstrated so ably in the past). Taking these factors into consideration, the expense management my colleagues delivered strikes me as a first-rate performance.

  BALANCE SHEET—Disciplined Balance Sheet

        Our balance sheet is healthy. Our cash and marketable securities balance ended the quarter at $20.3 million. We are in the process of wrapping up our relationship with Safeway, which should release into our coffers several million dollars currently in accounts receivable. Our inventory is fresh (once again, with the possible exception of my Franck Muller watch buy, which is selling slowly: my intention is to price them to drizzle out over the course of the year, which should release several million dollars more into our coffers). Taken together, I am comfortable with our cash situation.

        I beg the reader's indulgence for a comment on the relationship of cash to inventory. One can think of cash and inventory as a physicist thinks of mass and energy: one is a form of the other, and they can be managed so one turns into the other, and then back. Our practice has been to run cash low in the late summer by turning that cash into inventory: as Christmas approaches, we run the inventory down, turning it back into cash.

        In theory, our current cash will suffice to handle this year's September-October inventory build, even assuming our present high rate of growth continues. However, that would necessitate running cash uncomfortably low just before the holidays. Thus, as a belt-and-suspenders measure, we are in the process of negotiating a line of credit with an affiliate of Wells Fargo, a bank which has been a good partner for me in the past. The line will allow us to draw up to $20 million as needed. Other than perhaps making an initial draw of a million dollars or so, I anticipate leaving this line untouched until we build our inventory, and then pay it off as we generate cash during the holidays. In addition, our shelf filing was declared effective by the SEC in March, so we can issue stock if we decide we need more capital and the environment is right. In sum, then, we have taken a belt-suspenders-and-elastic waistband approach to our capital structure.

  STRATEGIC PROJECTS

        I can comment on three of our strategic projects.

        O—In February we launched our frequent buyer's club, Club O: pay $29.99 and receive 5% discounts on all non-travel and non-BMV products and $1 shipping all year, along with access to a special customer service hotline. With essentially no promotion we have seen more than a thousand people adopt this, and an immediate improvement in their frequency of purchasing. Building up a customer base of a few hundred thousand users will take time. I will announce it if and when we reach the following levels: 10,000; 25,000; 50,000; 100,000; 250,000, 500,000; 1 million. I do not anticipate that we ever will reach 1 million members, or anything close to that, but if we do, I will let you know.

        Rocket—Visitors to Europe or the Near or Far East in recent years may have noticed how much of life is shifting to mobile phones. People routinely (and annoyingly) sit in cafes immersed in a flood of text messages and information queries. In the U.S., the large cell phone companies anticipate that the same wave will eventually reach U.S. shores, and have built the infrastructure to support it when it comes. However, the development of meaningful content to push through that infrastructure has been lagging. Therefore, a year ago we decided that there would be an opportunity to lead the field with a push-based mCommerce application that delivered special bargains to subscribers.

        A few weeks ago, Verizon Wireless went live with our Overstock.com Daily Deals™ ("ODD") application. In brief, ODD is a system whereby owners of Third-Generation (3G) phones can opt to receive (at a cost of $1.99/month) daily broadcasts of special offers from us, one for each department. The current version demands that consumers, when they see a deal they like, call us to place their orders (this was largely driven by legal reasons not worth expanding on here). The next generation of our software will (I anticipate) enable the user to select a product, enter a personal identification number, and see it delivered to her home without ever calling anyone.

        To give an idea of the size of this market: there are 150 million cell phones in the U.S. Verizon Wireless has the largest share, with over 37 million subscribers (at this point, the majority of them are not on 3G phones, but are rolling over to 3G in the next year or two). Verizon Wireless' phones are based on a BREW standard, and that is the language in which our current ODD was written. Cell phones from the other major companies run an operating system called, "J2ME" (a dialect of Java), and we are porting our ODD application to J2ME as I write.

        Incidentally, we developed this project in alliance with mRocket, a New York-based firm consulting in this industry (hence the "Rocket" project appellation). mRocket and Overstock have jointly applied for a patent on such push-based mCommerce.

        Gold—Our B2B site, www.overstockb2b.com, gets little traffic, and what traffic it does receive is generated only by a steady (and expensive) outbound calling effort. Meanwhile, our B2C site gets approximately 300,000 visitors/day, some significant percentage of whom are, we have realized, small businesses looking for a good deal on inventory. No amount of promotion on our B2C site seems to drive them to our B2B site, or even make them aware of it.

        Thus, we will shortly merge our B2B site into our B2C site, and open a "Club O Gold" membership program (into which our current B2B customers will be grandfathered). The terms of this program will include a higher annual fee ($99), Club 0 pricing (that is, our B2C price less 5%) on single product purchases, steeper discounts for products purchased in bulk, a yearly 2% rebate, and access to a special, small business-focused, customer service team (our current B2B sales team).

        Structured in this way, Club O Gold opens up the possibility of joint ventures with other companies that may be attractive.

        In sum, then, we kept a tight grip on expenses while we achieved fine growth. I think there are ways to tighten our grip on expenses even further, and we are introducing programs that may augment our growth. Both are necessary if we are to succeed in our mission, which is to build an e-commerce Goliath through fanatic devotion to pinching every penny and passing the savings to consumers, with great product variety, first-rate logistics and customer care, and judicious use of capital. It has become for us something of a morality play, a laboratory experiment pitting Old Economy values and discipline against New Economy hype. I don't expect the entire world to get it yet. But our employees and executives do, and that is why they are here.

Sincerely,

Patrick M. Byrne President Overstock.com

The president's letter to shareholders contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the development and expensing of future projects, the opportunity to improve buying and marketing through analytics, the company's balance sheet, the relationship between cash and inventory, the anticipated use of a line of credit, the company's shelf filing, customer adoption of the company's membership club, changes to its B2B business and possible joint ventures, reducing expenses, introducing programs that would augment growth, and the company's mission. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, our limited operating history, our ability to manage growth, a general downturn in economic conditions, and such other risks as identified in our Form 10- K for the year ended December 31, 2003, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

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OVERSTOCK.COM ANNOUNCES FIRST QUARTER FINANCIAL RESULTS